July 25, 2023

[Name]
[Address]

Via Email:

RE: Key Employee Retention Program

Dear [Name]

In recognition of your continuing key role at Emergent BioSolutions Inc. (the "Company"), the Board of Directors of the Company (the "Board"), has determined that you will receive a retention bonus and an enhancement to your existing senior management severance plan (“SMSP”) upon the terms and conditions set forth in this letter agreement (this “Agreement”). Please refer to Appendix A for certain defined terms used herein.

1. Retention Bonus. You will receive a retention bonus of $_____________ (the "Retention
Bonus"), payable in two (2) installments; the first installment being $___________, representing fifty percent (50%) of the Retention Bonus and payable as soon as administratively practicable, but in no event later than 30 calendar days after the execution of this Agreement, and the second installment being $___________, the remaining 50% of the Retention Bonus payable at the end of the Retention Period (as defined below).

2. Retention Period and Clawback. Subject to the terms and conditions of this Agreement, your right to retain the Retention Bonus will be subject to your continued employment through the end of the Retention Period. The "Retention Period" begins on the date of this Agreement and ends on the earlier of the date that is (i) one year after the date of this Agreement and (ii) thirty (30) days following any of (a) termination of employment without Cause or resignation for Good Reason, (b) the consummation of a Change of Control transaction, (c) the Company's emergence from any chapter 11 case filed with the United States Bankruptcy Court pursuant to chapter 11 of Title 11 of the United States Code, (d) the date in which the United States Bankruptcy Court enters an order of conversion from a chapter 11 case described in clause (ii)(c), or (e) dismissal of a chapter 11 case described in clause (ii)(c). If prior to the end of the Retention Period you voluntarily terminate your employment with the Company (other than as a result of your death or Disability) or if your employment is terminated by the Company for Cause, you hereby agree that you will re-pay to the Company the portion of the Retention Bonus that you received, less applicable taxes, payable within 30 days following receipt of written notice from the Company.

3. Effect on Other Compensation. By acceptance of this Agreement, you agree that the
Retention Bonus is in lieu of any annual cash incentive bonus that otherwise may be payable to you with respect to the 2023 calendar year under the Company's 2023 cash incentive plan, payable in March 2024, and you hereby waive any right to receive such bonus under any such plan.

4. Enhanced Severance Benefit. During the Retention Period, in the event your employment ends due to a termination of employment without Cause or resignation for Good Reason, your

Applicable Percentage of Compensation and Severance Payment and Benefits Continuation Period as defined in the SMSP will be the same percentage amount and months duration, respectively, as applied in a Termination without Cause – Change in Control event. All other benefits under the SMSP are unchanged.

5. Application of 409A. The payments and benefits under this Agreement are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Section 409A") and, accordingly, to the maximum extent permitted this Agreement will be interpreted to be exempt from Section 409A. Notwithstanding the foregoing, the Company makes no representation with respect to compliance with Section 409A and is not liable to you for any taxes or penalties under Section 409A.

6. Assignment. You may not assign your rights under this Agreement other than assignment of rights upon your death. The Company may assign its obligations hereunder to any successor in interest, including any acquirer of all or substantially all the assets of the Company.

7. Entire Agreement; Other Agreements. This Agreement sets forth the entire understanding of the Company and you regarding the subject matter hereof, and supersedes all prior agreements, understandings and inducements, whether express or implied, oral or written. This Agreement does not modify, amend or supersede any of the rights or obligations of either party under any terms of any employment contract, offer letter of employment or compensation plan, policy or arrangement of the Company, including, without limitation, the SMSP except as otherwise modified herein, any non-competition, non-solicitation or other restrictive covenant under any employment, SMSP, or other agreement between you and the Company which are hereby reaffirmed by you in consideration of your eligibility for the Retention Bonus. No modification or amendment of this Agreement will be effective without a prior written agreement signed by you and the Company.

8. Confidentiality. You hereby agree, to the maximum extent permitted by law, to keep confidential the existence and the terms of this Agreement provided, however, that (i) you may disclose the terms of this Agreement to your immediate family members or members of your household, and financial or legal representatives or advisers who reasonably need to have access to such information to provide services to you, provided that you have made such family members, representatives, and advisors aware of the confidential nature of such information prior to disclosure, and (ii) you may disclose the terms of this Agreement if required to do so by any applicable legal requirement so long as reasonable prior notice of such required disclosure is given to the Company.

9. Notices. All notices, approvals and other communications required or permitted to be given under this Agreement must be in writing and will be validly served or given if delivered in person, electronically (with read receipt acknowledgment), mailed by first class mail (registered or certified, return receipt requested), or overnight air courier with proof of delivery (i) if to the Company, at its principal corporate offices addressed to the attention of the Chief Human Resources Officer, and (ii) if to you, at your home address as such address may appear on the records of the Company, or to such other address as such party may hereafter specify in written notice to the other party.

10. Governing Law; Waiver of Jury Trial. To the maximum extent permitted by law, this Agreement is governed by and to be construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles thereof. The parties to this Agreement each hereby irrevocably submits to the non-exclusive jurisdiction of Maryland or federal court of Maryland in any action or proceeding arising out of or relating to this Agreement, and all parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in Maryland or federal court of Maryland and hereby irrevocably waive to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

11. Tax. Amounts payable under this Agreement are subject to withholding for any federal, state and local income and employment taxes as required to be withheld pursuant to any applicable law or regulation.

12. Waiver. Failure by either party to exercise, or any delay in exercising any right or remedy provided under this Agreement or by law does not constitute a waiver of that or any other right or remedy nor will it prevent or restrict any further exercise of that or any other right or remedy.

13. Severability. In case any provision in this Agreement is or is found to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions are not in any way affected or impaired thereby.

14. Counterparts. This Agreement may be executed in two or more counterparts and by the different parties as separate counterparts, each of which when executed is deemed to be an original but all of which taken together constitutes one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement electronically (including portable document format (pdf.)) or by facsimile is as effective as delivery of a manually executed counterpart of this Agreement.

To accept this. Agreement please sign where indicated below and return no later than July 26, 2023 to Jennifer Fox at foxj@ebsi.com or Michelle Pepin at pepinm@ebsi.com.

This Agreement cannot be accepted by you after July 26, 2023.

Sincerely,
Emergent BioSolutions, Inc.

_______________________________________________
Haywood Miller, Interim Chief Executive Officer

ACCEPTED AND AGREED AS OF THE DATE FIRST SET FORTH ABOVE:

____________________________________________
Signed by: [NAME]

APPENDIX A

Definitions. For purposes of this Agreement, the following terms have the meanings as set forth below:

“Cause” means each of the following that results in demonstrable harm to the
Company’s financial condition or business reputation: (1) Participant’s conviction of or plea of guilty or no contest to any felony or crime of moral turpitude; (2) Participant’s dishonesty or disloyalty in performance of duties; (3) conduct by the Participant that jeopardizes the Company’s right or ability to operate its business; (4) violation by the
Participant of any of the Company’s policies or procedures, (including without limitation employee workplace policies, anti-bribery policies, insider trading policy, communications policy, etc) if uncured within two weeks of written notice by the Company; or (5) Participant’s willful malfeasance, misconduct, or gross neglect of duty.

"Change of Control" means an event or occurrence set forth in any one or more of subsections (a) through (d) below, including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection, provided that such event or occurrence constitutes a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as defined in Treasury Regulation §§ 1.409A-3(i)(5):
(a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 20% or more of either (x) the then-outstanding shares of common stock of the Company (the
“Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions do not constitute a Change in Control: (i) any acquisition directly from the Company
(excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (ii) any acquisition by the Company or an
Excluded Person, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of subsection (c) of this Section; or

(b) at such time as the Incumbent Directors do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the
Company); or

(c) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such
Business Combination, each of the following two conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting
Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which includes, without limitation, a corporation which as a result of such transaction owns the
Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the
Outstanding Company Common Stock and Outstanding Company Voting
Securities, respectively; and (ii) no Person (excluding any employee benefit plan
(or related trust) maintained or sponsored by the Company or by the Acquiring
Corporation) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(d) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

“Disability'' means that you are unable, as reasonably determined by the Board, to perform your duties for a period of 90 consecutive days as a result of physical or mental impairment or illness or injury.

“Good Reason” means, except as otherwise specified by the Chief Executive Officer of the Company at the time a Participant is designated as a Participant of the SMSP (provided that such exception does not adversely affect such Participant), with respect to such a Participant, (i) a decrease in (or failure to increase in accordance with the terms of any employment contract) the Participant’s base salary or bonus opportunity, (ii) a diminution in the aggregate employee benefits and perquisites provided to the Participant, (iii) a diminution in the Participant’s title, reporting relationship, duties or responsibilities, (iv) relocation of the Participant’s primary office more than 35 miles from its current location, or (v) the failure by any successor to the Company or any Acquiring Corporation (as defined in
Section 1(E)(c)) to explicitly assume this Plan and the Company’s obligations hereunder and maintain the Plan in effect for a period of at least eighteen (18) months.